Exhibit 99

For Immediate Release

FOR: QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey Chief Financial Officer Joan R. Riley Director of Investor Relations (312) 467-6755	Investor Relations: Christine Mohrmann/Bob Joyce Financial Dynamics (212) 850-5600

QUIXOTE CORPORATION REPORTS FISCAL 2007 SECOND QUARTER RESULTS

•                                     Intersection Control segment receives $20 million order

•                                     Protect and Direct segment achieves record second quarter operating profit

•                                     Profitability increases for Inform segment

CHICAGO, IL, January 25, 2007 — Quixote Corporation (Nasdaq: QUIX) today reported results for its fiscal 2007 second quarter ended December 31, 2006.

For the fiscal 2007 second quarter, net sales were $30,655,000 compared to net sales of $39,186,000 in the second quarter of fiscal 2006.  Including special items primarily relating to the Company’s previously announced restructuring efforts within its Intersection Control segment, the Company reported an operating profit for the second quarter of fiscal 2007 of $367,000 compared to operating profit in the second quarter of fiscal 2006 of $488,000.  For the second quarter of fiscal 2007, the Company reported a net loss of $511,000, or $0.06 per diluted share.  The net loss in the second quarter of fiscal 2006 was $383,000, or $0.04 per diluted share.

The Company’s results for the fiscal 2007 second quarter include a gain on the sale of assets of $96,000, as well as restructuring costs of $2,060,000.  Excluding these special items, the Company would have reported operating profit for the fiscal 2007 second quarter of $2,331,000 compared to operating profit of $488,000 in the second quarter of fiscal 2006.  Please refer to the attached tables for a reconciliation of operating profit on a GAAP to non-GAAP basis.

Net sales for the first six months of fiscal 2007 were $64,816,000, compared with $78,577,000 in the first six months of fiscal 2006.  The Company reported an operating loss of $8,058,000 in the first six months of fiscal 2007 compared with operating profit of $2,115,000 in the first six months of fiscal 2006.  The net loss for the first six months of fiscal 2007 was $6,406,000, or $0.72 per diluted share, compared with a net loss of $107,000, or $0.01 per diluted share, for the same period last year.

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The Company’s results for the first six months of fiscal 2007 include a gain on the sale of assets of $593,000 as well as other special charges totaling $11,275,000.  These special charges consisted of restructuring costs of $7,655,000 and inventory write-offs of $3,620,000 related to the discontinuation of certain product lines.  The Company’s results for the first six months of fiscal 2006 included a gain of $633,000 resulting from the settlement of claims with the seller of Peek Traffic.  Excluding the abovementioned items, the Company would have reported operating profit for the first half of fiscal 2007 of $2,624,000 compared to operating profit of $1,482,000 in the same period in fiscal 2006.  Please refer to the attached tables for a reconciliation of operating profit on a GAAP to non-GAAP basis.

Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “In the fiscal second quarter we made good progress in many areas of our business.  The Company’s gross profit for the second quarter increased sharply to 36% from 29% last year. Operating profit, excluding restructuring costs and other special items, increased significantly to $2,331,000 from $488,000 for the second quarter last year.  We were also pleased by the record second quarter operating profit of our Protect and Direct segment despite a 3% decline in sales.  The record profit was driven principally by favorable sales mix with strong high-margin parts sales in the quarter.  Profitability of our Inform segment also increased for the second quarter this year compared to last year, although sales declined 7% due to the sale of the assets of its weather forecasting business late last year. After adjusting for the sale, sales for the Inform segment rose approximately 3% compared to the second quarter last year.”

Mr. Jezuit continued, “We are particularly pleased with the substantial progress we made in our Intersection Control segment during the quarter. Our restructuring initiatives in the Intersection Control segment were completed on schedule. Importantly, excluding special items, the segment was modestly profitable for the quarter with reduced sales as anticipated due to discontinued product lines.  We are very pleased that we were able to achieve profitability for this segment sooner than originally expected.  At this point, we do not anticipate recording any further restructuring costs and the segment appears to be well positioned to achieve solid returns.”

Mr. Jezuit continued, “On January 19, 2007, our Intersection Control segment received a $20 million order from the New York City Department of Transportation for 4,550 advanced traffic controllers. Over the next six to eight months, our final development and prototype testing by the City should be complete. Shipments should then begin and continue over the succeeding 12 quarters. This sizable order begins to give us the additional business we need as we build this segment to achieve our targeted returns.  We are very excited about this tremendous opportunity to continue our partnership with the City of New York.”

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Mr. Jezuit concluded, “We believe Quixote’s strategy is sound and its future is promising.  We are very encouraged as we enter the seasonally strong second half of our fiscal year. We believe all our segments are now well structured to take advantage of the expected sales growth in our market driven by federal highway funding and improved state and municipal budgets.”

Quixote Corporation will be hosting a telephone conference call at 10 a.m., Eastern Time, today, January 25, 2007, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc., Quixote Traffic Corporation and Quixote Transportation Technologies, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, flexible post delineators and other transportation safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year ended June 30, 2006, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(4 Tables to Follow)

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Quixote Corporation
Earnings Summary

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net sales	$30,655,000	$39,186,000	$64,816,000	$78,577,000
Cost of sales	19,671,000	27,972,000	45,803,000	56,417,000

Gross profit	10,984,000	11,214,000	19,013,000	22,160,000

Operating expenses:
Selling & administrative	7,392,000	9,352,000	17,382,000	17,874,000
Research & development	1,261,000	1,374,000	2,627,000	2,804,000
Gain on sale of assets	(96,000)		(593,000)
Gain on legal settlement				(633,000)
Restructuring costs	2,060,000		7,655,000
	10,617,000	10,726,000	27,071,000	20,045,000

Operating profit (loss)	367,000	488,000	(8,058,000)	2,115,000

Other income (expense):
Interest income	2,000		17,000	1,000
Interest expense	(1,193,000)	(1,106,000)	(2,291,000)	(2,289,000)
	(1,191,000)	(1,106,000)	(2,274,000)	(2,288,000)

Loss before income taxes	(824,000)	(618,000)	(10,332,000)	(173,000)
Income tax benefit	(313,000)	(235,000)	(3,926,000)	(66,000)

Net loss	($511,000)	($383,000)	($6,406,000)	($107,000)

Per share data - basic:
Net loss	($0.06)	($0.04)	($0.72)	($0.01)
Average common shares outstanding	8,911,721	8,820,890	8,907,015	8,864,263

Per share data - diluted:
Net loss	($0.06)	($0.04)	($0.72)	($0.01)
Average diluted common shares outstanding	8,911,721	8,820,890	8,907,015	8,864,263

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Quixote Corporation
Balance Sheet

(Unaudited)

	As of December 31,	As of June 30,
	2006	2006
Assets
Current assets
Cash and cash equivalents	$71,000	$869,000
Accounts receivable, net	26,253,000	36,481,000
Inventories, net	23,702,000	25,465,000
Other current assets	9,517,000	5,014,000
	59,543,000	67,829,000

Property, plant and equipment, net	17,856,000	19,535,000
Intangible assets and other, net	37,391,000	37,839,000
	$114,790,000	$125,203,000

Liabilities and Shareholders’ Equity
Current liabilities	$17,643,000	$24,048,000
Long-term debt, net	54,000,000	51,122,000
Other long-term liabilities	1,562,000	1,087,000
Shareholders’ equity	41,585,000	48,946,000
	$114,790,000	$125,203,000

Quixote Corporation
Other Information

(Unaudited)

	Six Months Ended December 31,
	2006	2005

Depreciation and amortization expense	$2,700,000	$3,400,000
Capital expenditures	$1,400,000	$1,200,000

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Quixote Corporation

Reconciliation of GAAP to Non-GAAP Measurements

(Unaudited)

		Three Months Ended		Six Months Ended
		December 31,		December 31,
		2006	2005	2006	2005

Operating profit (loss)		$367,000	$488,000	($8,058,000)	$2,115,000
Subtract:	Gain on sale of assets	(96,000)		(593,000)
	Gain on legal settlement				(633,000)
Add:	Restructuring costs	2,060,000		7,655,000
	Inventory write-offs in Cost of Sales			3,620,000
Operating profit excluding gains, restructuring costs and inventory write-offs (a)		$2,331,000	$488,000	$2,624,000	$1,482,000

(a)  The company believes that the gain on sale of assets, the gain on legal settlement, restructuring costs and inventory write-offs related to the restructuring plan included in Cost of Sales affect the comparability of the results of operations of the 2007 second quarter and the first half of fiscal 2007 to the results of operations for the 2006 second quarter and the first half of fiscal 2006.  The company also believes that disclosing operating profit excluding those items will allow investors to more easily compare the results of 2007 second quarter and the first half of fiscal 2007 to the results of the 2006 second quarter and the first half of fiscal 2006.

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